Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-91578 of Peoples Community Bancorp, Inc. on Form S-8 of our report dated March 27, 2007 on our audits of the consolidated financial statements of Peoples Community Bancorp, Inc. as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and three month period ended December 31, 2005 and for each of the two years in the period ended September 30, 2005, incorporated by reference in this Annual Report on Form 10-K of Peoples Community Bancorp, Inc., for the year ended December 31, 2006.

/s/ BKD, LLP

Cincinnati, Ohio
March 27, 2007